EXHIBIT 23.1

 CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Taleo Corporation dated March 19, 2010, of our report dated June 29, 2009 related to the balance sheet of Worldwide Compensation, Inc as of December 31, 2008 and the related statements of income and expense, shareholder’s equity and cash flows for the year then ended.

/s/ Sensiba San Filippo, LLP

San Mateo, CA  94404

March 19, 2010